Exhibit 15(c)

March 29, 2022

Securities and Exchange Commission

100 F Street, N.E.

Washington, DC 20549

Commissioners:

We have read the statements made by ASE Technology Holding Co., Ltd. (copy attached), which we understand will be filed with the Securities and Exchange Commission, pursuant to Item 16F of Form 20-F of ASE Technology Holding Co., Ltd. dated March 29, 2022. We agree with the statements concerning our Firm contained therein.

Very truly yours,

/s/ PricewaterhouseCoopers, Taiwan

Taipei, Taiwan

Republic of China

Attachment

Item 16F. Change in Registrant’s Certifying Accountant

Deloitte & Touche is our principal accountants, who have audited our and our subsidiaries’ consolidated balance sheets as of December 31, 2020 and 2021, the related consolidated statements of comprehensive income, changes in equity, cash flows, and the related notes for each of the three years ended December 31, 2019, 2020 and 2021, respectively. In delivering its audit opinion, Deloitte & Touche has historically relied on the opinions of PricewaterhouseCoopers, Taiwan, principally in respect of our subsidiary, SPIL.

PricewaterhouseCoopers, Taiwan have audited the consolidated financial statements of SPIL and its subsidiaries, a wholly-owned subsidiary, which statements reflect total assets constituting 22% and 22% of our consolidated total assets as of December 31, 2020 and 2021, respectively, and total revenue constituting 22%, 21% and 19% of our consolidated revenues for the years ended December 31, 2019, 2020 and 2021, respectively.

In order to align the geographical location of our key corporate and accounting functions with our principal accountants, the board of director of SPIL approved the dismissal of PricewaterhouseCoopers, Taiwan on December 23, 2021, such dismissal will become effective upon completion by PricewaterhouseCoopers, Taiwan of its procedures on the financial statements of SPIL as of and for the year ended December 31, 2021. As a result, Deloitte & Touche will serve as the sole independent auditor for us, commencing the fiscal year 2022.

During the fiscal year ended December 31, 2020 and the subsequent interim periods through December 23, 2021, there were no: (1) disagreements with PricewaterhouseCoopers, Taiwan on any matters of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements if not resolved to the satisfaction of PricewaterhouseCoopers, Taiwan would have caused PricewaterhouseCoopers, Taiwan to make reference thereto in their report on our financial statements for such fiscal period, and (2) no “reportable events” (as defined in SEC Regulation S-K Item 304(a)(1)(v)).